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                                                                   EXHIBIT 10.26

                              SEPARATION AGREEMENT

                                       AND

                                 GENERAL RELEASE

This is a Separation Agreement and General Release ("Separation Agreement") by and between Ken C. Hicks ("Employee") and Payless ShoeSource, Inc., its subsidiaries, affiliates, successors, and assigns, and its agents and representatives (collectively "PSS"). Employee is currently employed as President under that certain Employment Agreement between PSS and Employee dated as of May 29, 2001, (hereinafter the "Employment Agreement").

PSS wishes Employee's active employment to terminate February 2, 2002. In consideration of the payments and mutual promises contained in this Separation Agreement, PSS and Employee agree as follows:

1. Except as provided below, Employee will receive special salary continuation payments, at Employee's current rate, on normal pay dates, through February 2, 2003.

2. Employee's employment with PSS shall terminate, Employee's salary continuation payments shall cease, and the term of the Employment Agreement is hereby amended to terminate, all effective as of the close of business February 2, 2003, or on such earlier date as Employee commences full-time employment with an employer other than PSS. The employer-employee relationship shall cease on such date, for all purposes, including without limitation for purposes of all compensation plans, all employee benefit plans, any retirement and supplemental retirement plans, and all fringe benefit arrangements provided by PSS. All payments and participation in all plans shall cease on such date, including but not limited to the Medical Plan (except as provided by COBRA), Life Insurance Plan, Long-Term Disability Plan, Profit Sharing Plan, Deferred Compensation Plan, Deferred Compensation 401(k) Mirror Plan, 1996 Stock Incentive Plan (and any such plan for all subsequent years), Executive Incentive Compensation Plan (EICP) for fiscal year 2002 and all subsequent years, car allowance, and any other plan, program, practice, or payment. The above notwithstanding, vacation accrual shall cease as of February 2, 2002.

3. PSS agrees to pay Employee the following (Employee has been provided with a document entitled "Transition Package," which contains estimates of certain bonus payments based on Incentive plan targets and stock option valuations based upon certain stock value assumptions. These are estimates only, and PSS does not represent that these amounts will be paid, and the actual amounts paid may be less than those stated):

         (1) If Employee begins other employment prior to February 2, 2003, payments under this Separation Agreement shall cease, Employee's employment will terminate, and Employee will be paid a lump sum (less legally required withholding for applicable taxes) representing the equivalent of salary payments from the date payments cease under this Separation Agreement through May 31, 2004. If

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                  Employee has not commenced other employment prior to February
                  2, 2003, then on or about February 2, 2003, Employee will be paid the lump sum amount of Eight Hundred Fifty Thousand and 00/100 dollars ($850,000.00), less required withholding representing the equivalent of salary payments (less required withholding) from February 2, 2003 through May 31, 2004. Any lump sum paid hereunder will not be subject to repayment or reduction under Paragraph 5(d)(vi) of the Employment Agreement provided Employee meets Employee's obligations under Paragraph 3 of the Employment Agreement as modified by Paragraph 5(ii) below. Upon termination of payments under this Separation Agreement, medical insurance conversion will be available as provided in the applicable plan.

         (2) PSS will also pay Employee on or about April 15, 2002, both the annual and the long-term portion of Employee's fiscal 1999
                  - 2001 bonus, less required withholding.

         (3) PSS will also pay Employee on or about April 15, 2003, a prorated share of the long-term portion of the fiscal 2000 - 2002 bonus, less required withholding.

         (4) PSS will also pay Employee on or about April 15, 2004, a prorated share of the long-term portion of the fiscal 2001 - 2003 bonus, less required withholding.

         (5) Employee will receive payment at termination for all unused vacation granted as of February 2, 2002.

         (6) All deferred compensation, if any, will be paid to Employee according to the "Plan(s)" and election distribution schedule.

         (7) The Employee's Payless Profit Sharing account will be paid out according to the "Plan" and Employee will have the election to roll over the account balances into another IRA/401(k) type investment as long as Employee directs Payless ShoeSource to transfer the funds directly to another investment vehicle legally qualified to receive rollover distributions.

         (8) The payments and other considerations set forth in Paragraphs 3(a), (b), (c), (d) and (e) above represent full satisfaction of all payments and other consideration due Employee under Employee's Employment Agreement and also includes additional consideration in settlement of all claims which Employee may have with respect to, arising out of or resulting from the Employment Agreement, Employee's employment thereunder and the termination thereof, and all potential claims listed in Paragraph 10 below. Such payments are not made pursuant to any employee welfare benefit plan as defined by the Employee Retirement Income Security Act of 1974.


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         (9)      PSS's obligations to pay the amounts referred to in this
                  Paragraph 3 are hereby expressly made subject to Employee's compliance with Employee's obligations hereunder, including, without limitation, the terms of Paragraphs 5, 11 and 12.

         (10) PSS agrees that it will respond to inquiries concerning Employee's former employment only by confirming Employee's employment status, period of employment and titles, except as may otherwise be consented to by Employee. Employee agrees to direct all inquiries concerning Employee's employment with PSS to Bill Rainey and/or Steven Douglass.

         (11) At any time during the November 19 - December 3, 2001, window period provided pursuant to PSS "Trading in Securities" policy, and at any time after February 28, 2002, and on or prior to the date of termination of payments to Employee under this Separation Agreement, Employee will have the right to (i) exercise all previously vested stock options which have not heretofore been exercised, and (ii) receive all shares of restricted stock granted to Employee in which Employee has vested.

         (12) PSS and Employee agree to honor the terms of the Indemnification Agreement between PSS and Employee pursuant to the terms of that agreement and PSS agrees specifically to provide Employee with such indemnification with respect to the lawsuits entitled Home Shopping Network, Inc. v. Ken Hicks and Payless ShoeSource, Inc. and Ken C. Hicks and Payless ShoeSource, Inc. v. Home Shopping Network, Inc. PSS and Employee further agree that any rights Employee may have under the Change of Control Agreement dated March 22, 2000, are hereby extinguished. PSS represents to Employee that termination of Employee's employment has not been effected in contemplation of any contingency contained in that Change of Control Agreement.

         (13) PSS will provide outplacement services for Employee to be coordinated by PSS Human Resources Department. Employee must commence utilizing the outplacement services no later than thirty (30) days following February 2, 2002, or the right to such services shall cease.

         (14) Employee will be paid an additional lump sum payment equal to the difference between the closing price of a share of PSS stock on February 1, 2002, and $53.25 multiplied by 65,000 (less legally required withholding for applicable taxes), provided that such payment shall in no case exceed $195,000.

4. Federal, state, and local taxes shall be withheld by PSS from the payments hereunder which are required by law, as determined in PSS' sole discretion, in accordance with the W-4 filed by Employee. Employee agrees to pay any and all taxes found to be owed from payments made pursuant to this Separation Agreement and to hold PSS harmless from

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         any claims, assessments, demands, penalties and interest owed, or found to be owed, including reasonable attorney fees, as a result of any payment made pursuant to this Separation Agreement.

5. Payless hereby releases Employee from all of Employee's obligations under the Employment Agreement (including any amendments to said agreement), except for

         (i) Employee's post-termination obligations under Paragraph 6 of the Employment Agreement, which obligations shall remain in full force and effect;

         (ii) Employee's post-termination obligations under Paragraph 3 of the Employment Agreement, which obligations shall remain in full force and effect until February 2, 2003, rather than May 31, 2004, as provided in the Employment Agreement; and

         (iii) Employee's post-termination obligations under Paragraph 9 of the Employment Agreement.

6. In the event of Employee's death before all amounts payable hereunder have been paid, the balance shall be paid to Employee's estate less any required withholding.

7. Employee hereby expressly acknowledges having been advised to and given an opportunity to discuss all aspects of this Separation Agreement with an attorney before signing it and Employee further acknowledges that Employee has consulted with an attorney or, in the alternative, has freely and voluntarily elected not to consult with an attorney prior to signing this Separation Agreement.

8. Employee understands that Employee has forty-five (45) days from November 17, 2001, to consider the meaning and effect of this Separation Agreement, and has elected to execute this Separation Agreement on the date indicated below. Employee agrees that any changes, whether material or not, to this Separation Agreement do not restart the running of the forty-five (45) day period.

9. Employee acknowledges that Employee has been informed in writing of (i) the class, unit, or group of individuals eligible to receive separation payments, (ii) the eligibility factors for such payments and any time limits to elect such payments, and (iii) the job titles and ages of all individuals eligible to receive separation payments and of all individuals in the same organizational unit who are not eligible to receive such payments. Employee further acknowledges that this information is provided with this Separation Agreement as Attachment 1, and is incorporated herein by reference.

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10.      Employee hereby fully releases and forever discharges PSS, its past or present parent, subsidiaries, affiliates, successors and assigns, and its or their respective officers, directors, shareholders, employees, agents, insurers, and representatives (collectively the "Released Parties"), from any and all claims, demands, liabilities or obligations (including attorney's fees), whether known or unknown, discovered or undiscovered, matured or unmatured, which have arisen between Employee and the Released Parties including, but not limited to, any claim of discrimination or any other claim arising out of Employee's employment with PSS, which have arisen up to the date of this Separation Agreement. Employee agrees not to sue or bring any action before any regulatory body or agency against any of the Released Parties with respect to such claims, demands, liabilities or obligations. Employee waives Employee's right to file any charge, complaint or other action, nor will Employee seek, claim entitlement to, or accept any relief or recovery from any charge, complaint or other action before any federal, sate or local administrative agency or court against the Released Parties. As part of this general release, Employee specifically waives any and all rights or claims which Employee might have under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker's Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, any and all state or local civil/human rights laws and any other similar laws, and any similar state, local or municipal statutes. For purposes of the Age Discrimination in Employment Act ("ADEA") only, this Separation Agreement does not affect the EEOC's right and responsibilities to enforce the ADEA, nor does this Separation Agreement prohibit Employee from filing a charge under the ADEA with the EEOC or participating in any investigation or proceeding conducted by the EEOC.

11. Employee and PSS agree to treat the facts of this Separation Agreement in a confidential manner and will not disclose the terms herein to any third party and, specifically, the parties will not:

         (i) orally, or in writing, make any public statements, the intent of which is to bring Employee or PSS or its interests, methods, officers, directors or employees into disrepute; and

         (ii) disclose the fact of this Separation Agreement or any of its terms to any person not a family member (including any friend, acquaintance or current or potential business associate), except (a) as required by law (upon advice of counsel reflected in a written opinion of counsel which has been provided to PSS in advance), (b) in Employee's income tax returns, (c) to any financial planner, accountant or other agent whose knowledge thereof is necessary in


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                  order to prepare such income tax returns (and then only upon such financial planner's, accountant's or other agent's agreement to be bound by the terms of this Section), and (d) to any attorney representing Employee concerning this Separation Agreement.

12. Employee acknowledges and agrees that the "Confidential Information" provisions of Paragraph 6 of the Employment Agreement continue to apply to Employee after Employee's resignation and that Employee has reviewed and reaffirms that obligation. Employee also acknowledges that Employee has signed copies of PSS's confidential information policy, which policy by its terms continues to apply to Employee after termination of employment, and agrees that such policy continues to apply to Employee after Employee's resignation.

13. This Separation Agreement sets forth all of the agreements between PSS and Employee concerning Employee's employment and concerning Employee's resignation, and all prior agreements are hereby incorporated herein. This Separation Agreement may not be amended, except in writing signed by both of the parties hereto.

14. Should Employee fail to meet the obligations undertaken by Employee pursuant to this Separation Agreement, PSS shall have no further obligations under this Separation Agreement, including but not limited to payment of the amounts set forth in Paragraph 3. In addition, PSS shall have the right to recover from Employee any and all monies paid and the full value of any benefits extended to Employee pursuant to this Separation Agreement and may take any legal action necessary to enforce this Separation Agreement and/or recover damages to PSS caused by Employee's breach of this Separation Agreement, including reasonable attorney fees, unless prohibited from doing so by local, state or federal law.

15. This Separation Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Kansas law shall govern the validity, effect, and interpretation of this Separation Agreement. This Separation Agreement is to be enforced at least in part in Shawnee County, Kansas, and venue for any action to enforce this Separation Agreement shall be in the Kansas District Court for Shawnee County, Kansas.

16. Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not be part of this Separation Agreement.

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17.      Employee agrees to close out Employee's business relationship with PSS in a professional and responsible manner, including contact with personnel both within and outside PSS, and acknowledges that failure to do so shall invalidate the payments specified above.

18. Employee is eligible for re-hire by PSS. If Employee is offered and accepts employment with PSS prior to the end of Employee's Employment Agreement, any payments remaining to be paid under the Separation Agreement shall cease.

19. This Separation Agreement shall be binding upon Employee and Employee's heirs, successors and assigns, and upon PSS and its successors and assigns.

20. No payment hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to so assign or otherwise encumber such payment shall be void. However, any valid garnishments, assignments or court ordered wage withholding orders received prior to payment of the amounts due pursuant to this Separation Agreement, will be executed by PSS as required by applicable law or procedure.

21. Employee acknowledges that the right to receive payments hereunder is not secured by an particular assets of PSS, but is an unfunded obligation of PSS.

22. The parties further hereby agree that this Separation Agreement shall not be construed as an admission by either party of any liability whatsoever, or as an admission of any violation of the rights of either party, violation of any order, law statute, duty, or contract, whatsoever against either party or any other person, or of any order, law statute, duty or contract on the part of PSS, its employees, or agents, or related companies or their employees or agents.

23. Employee agrees to cooperate with and be readily available to PSS or its General Counsel, as PSS may reasonably request, to assist it in any matter, including litigation or potential litigation, over which Employee may have knowledge, information or expertise. Employee further agrees that Employee will not at any time discuss any matter concerning PSS with anyone adverse or potentially adverse to PSS on any matter including employment claims or customer claims, without the prior written consent of Counsel for PSS. However, if required by a governmental regulatory agency or self-regulatory agency to provide testimony or information regarding the Company, Employee will cooperate with said regulatory agency. If compelled to testify by a validly served subpoena or by regulatory authority, Employee will testify truthfully as to all matters concerning Employee's employment at PSS. If a regulatory agency or self-regulatory agency contacts Employee regarding the Company or if Employee receives a subpoena or other court or legal process relating in any way to the Company, or any present or former Company customer or employee, Employee immediately will give the General Counsel


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         for the Company prior notice and shall be available to be interviewed concerning the subject of such contact.

24. Employee understands that Employee may revoke this Separation Agreement at any time during a period of seven (7) days following the day Employee executes this Separation Agreement and said Separation Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing to PSS and state: "I hereby revoke my acceptance of our Separation Agreement and General Release." Said revocation must be personally delivered to William J. Rainey, Senior Vice President, General Counsel, or Employer's designee, or mailed to Payless ShoeSource, Inc., P.O. Box 1189, Topeka, Kansas 66601, and postmarked within seven (7) days of the execution of this Separation Agreement.

/s/ Ken C. Hicks                                             December 13, 2001
------------------                                           -----------------
Ken C. Hicks                                                 Date


Payless ShoeSource, Inc.

By:  /s/ Steven Douglass                                     December 13, 2001
   ---------------------------------                         -----------------
                                                             Date


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                                  ATTACHMENT 1

                     INFORMATION REGARDING JOB ELIMINATIONS

The decisional unit is all members of the Senior Management Committee. All persons selected for termination by virtue of elimination of their positions in the Senior Management Committee are selected for this program. The following is a list of the age and job title of persons who were and were not selected for termination.


                      PERSONS NOT SELECTED FOR TERMINATION


JOB TITLE                                                     AGE
---------                                                     ---

Chairman & Chief Executive Officer                             52

Executive Vice President - Operations                          46

Senior Vice President - Human Resources                        58

Senior Vice President - Financial Services & CFO               56

Senior Vice President - General Counsel                        55

Division Senior Vice President - Administration                46

Senior Vice President - Retail Operations                      43

Senior Vice President / GMM - Childrens'/Mens                  47

Senior Vice President - Merchandise Distribution / Planning    46

Senior Vice President - Marketing                              39

Senior Vice President / GMM - Parade                           46

Senior Vice President / GMM - Accessories                      48

Senior Vice President - Retail Operations Div. A               47

Senior Vice President - Retail Operations - International      47


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                        PERSONS SELECTED FOR TERMINATION


JOB TITLE                                                     AGE
---------                                                     ---


President                                                      49

Senior Vice President / GMM - Women's                          46

Senior Vice President - Trend Merchandising                    48

Senior Vice President - IS & Logistics                         53

Senior Vice President - Corporate Development                  52

Senior Vice President - Managing Director PSSI                 48

Senior Vice President - Retail Operations Div. B               55

Senior Vice President - Retail Operations Div. K               63

Senior Vice President - Retail Operations Div. L               51


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